Investor Relations Contact: Investor Relations Investor.relations@spirit.com (954) 447-7920
EXHIBIT 99.1

Spirit Airlines Reports Fourth Quarter and Full Year 2023 Results

MIRAMAR, Fla., February 8, 2024 - Spirit Airlines, Inc. ("Spirit" or the "Company") (NYSE: SAVE) today reported fourth quarter and full year 2023 financial results.

	Fourth Quarter 2023
	(unaudited)
	As Reported	Adjusted[1]
Total operating revenues	$1,321.8 million	$1,321.8 million
Operating income (loss)	$(214.8) million	$(163.3) million
Operating margin	(16.3)%	(12.4)%
Net income (loss)	$(183.7) million	$(148.7) million
Diluted earnings (loss) per share	$(1.68)	$(1.36)

“As we enter 2024, we are beginning to see benefits from the tactical and strategic changes we implemented in 2023. In addition, current booking trends further our confidence that the domestic environment is beginning to rebound. Together with the changes we have made, we estimate this will result in an unprecedented sequential improvement in total revenue per available seat mile (TRASM) from fourth quarter 2023 to first quarter 2024, which supports our view of a domestic recovery in 2024," said Ted Christie, Spirit’s President and Chief Executive Officer.

"The Spirit team is 100% clear and focused on the adjustments we are currently deploying and will continue to make throughout 2024 to drive us back to cash flow generation and profitability.”

Operations
For the fourth quarter 2023, the Company's load factor was 80.1 percent. For the fourth quarter 2023, Spirit reported a DOT on-time performance2 of 76.8 percent and a DOT Completion Factor2 of 99.2 percent.

"In addition to operational reliability being a core element of caring for our Guests, it also benefits the top and bottom line. During the fourth quarter 2023 peak holiday period, the Spirit team ran a great operation. We estimate this strong operational performance contributed $10 million of incremental revenue, allowing us to exceed our mid-December revenue guidance for the fourth quarter and deliver cost performance in excess of our expectations. We have continued this operational excellence and finished January 2024 as the No. 2 airline in reliability2," commented Christie.

Fourth Quarter 2023 Financial Results
For the fourth quarter 2023, Spirit reported a net loss of $183.7 million, or a net loss of $1.68 per diluted share. Excluding special items, adjusted net loss for the fourth quarter 2023 was $148.7 million1, or an adjusted net loss of $1.36 per diluted share1.

For the fourth quarter 2023, Spirit reported a pre-tax loss of $228.3 million and a pre-tax margin of negative 17.3 percent. Adjusted pre-tax loss for the fourth quarter was $192.2 million1 and adjusted pre-tax margin was negative 14.5 percent1.

Revenue
Total operating revenues for the fourth quarter 2023 were $1.3 billion, a decrease of 5.0 percent compared to the fourth quarter 2022. Total revenue per ASM ("TRASM") was 8.94 cents, a decrease of 17.3 percent compared to fourth quarter 2022 on 14.8 percent more capacity.

On a per passenger flight segment basis, compared to the same period in 2022, total revenue per passenger flight segment ("segment") for the fourth quarter 2023 decreased 15.3 percent to $114.84. Compared to the fourth quarter 2022, fare revenue per segment decreased 25.0 percent to $48.24 and non-ticket revenue per segment decreased 6.6 percent to $66.603.

Cost Performance
Total GAAP operating expenses for the fourth quarter 2023 decreased 9.5 percent compared to the fourth quarter 2022 to $1,536.6 million. Adjusted operating expenses for the fourth quarter 2023 increased 11.3 percent compared to fourth quarter 2022 to $1,485.1 million4. The decrease in operating expenses was primarily driven by a decrease in special charges year over year, partially offset by increases primarily related to increased flight volume, additional leased aircraft and inflationary pressures. The increase in adjusted operating expenses year over year was primarily driven by expenses related to increased flight volume, additional leased aircraft and inflationary pressures.

Aircraft utilization in the fourth quarter 2023 was 11.2 hours, up 3.7 percent compared to the 10.8 hours in the same period of 2022. The Company's aircraft utilization in the fourth quarter 2023 was constrained due to engine availability issues primarily driven by unscheduled engine maintenance events resulting in aircraft not being available for service.

Total other (income) expense on a GAAP basis was lower year over year primarily due to gains recognized from favorable interest rate swap provisions contained in certain debt agreements extinguished during the fourth quarter related to 20 of the sale leaseback transactions completed during the quarter, partially offset by the write-off of unamortized debt issuance costs. Adjusted total other (income) expense was lower year over year largely due to a decrease in interest expense, primarily driven by a decrease in the unfavorable mark to market adjustment related to the change in fair value of the derivative liability associated with the Company's Convertible Notes Due 2026 and an increase in capitalized interest.

“In the fourth quarter, we saw cost benefits from our high level of on-time performance and completion factor for the quarter, particularly in the peak Thanksgiving and Christmas holiday periods. We also saw fuel efficiency benefits with the increase in the number of neo aircraft in our fleet, particularly the eight A321neos added in 2023. We expect these benefits, along with improved utilization of the aircraft available for operation and the right sizing of our labor costs to be the platform for our ongoing unit cost repair," said Scott Haralson, Spirit’s Chief Financial Officer.
“Regarding liquidity, we believe our $1.3 billion in total liquidity at year end 2023 should be more than adequate to get us to our primary goal of getting the business to generate cash. This is a milestone we think we will cross as we enter March. We believe we will be operating cash flow positive in the second quarter 2024 and beyond. And, while we have confidence in our ability to return to positive cash generation, we will continue to look at other opportunities to further shore up our liquidity resources as we progress through the year. Also, while Spirit remains focused on consummating the merger with JetBlue and is looking forward to prosecuting the expedited appeal of the U.S. District Court’s order, the Company is aware of its 2025 and 2026 debt maturities and is assessing options to address those maturities when the time is appropriate.”

Fleet
During the fourth quarter 2023, Spirit took delivery of four new aircraft (two A320neos and two A321neos) and retired one A319ceo aircraft, ending the year with 205 aircraft in its fleet.

Neo Engine Update
During the third quarter 2023, Pratt & Whitney notified the Company that all the geared turbofan (GTF) neo engines in its fleet, are in the potential pool of engines subject to the inspection and possible replacement, of the powdered metal high-pressure turbine and compressor discs. In January 2024, the Company had an average of 13 grounded neo aircraft and estimates that number will climb steadily to an average of about 40 in December 2024, averaging about 25 grounded neo aircraft for the full year 2024. Spirit currently estimates its capacity for the full year 2024 will be flat to up mid-single digits compared to the full year 2023.

The Company and Pratt & Whitney have been in negotiations regarding fair compensation for the financial damages related to the geared turbo fan (GTF) neo engine availability issues. Discussions with Pratt & Whitney have progressed considerably since October, and, while no agreement has been reached to date, the Company believes the amount of compensation it will receive will be a significant source of liquidity over the next couple of years.

Liquidity and Capital Deployment
Spirit ended fourth quarter 2023 with unrestricted cash and cash equivalents, short-term investment securities and liquidity available under the Company's revolving credit facility of $1.3 billion.

In November 2023, Spirit modified its Revolving Credit Facility to, among other things, extend the final maturity to September 30, 2025.

In December 2023, the Company completed sale-leaseback transactions for 20 aircraft, resulting in repayment of approximately $325 million of indebtedness on those aircraft and net cash proceeds of approximately $320 million. In January 2024, the Company completed sale-leaseback transactions for an additional five aircraft, resulting in repayment of approximately $140 million of indebtedness on those aircraft and net cash proceeds of approximately $99 million. In total, these transactions resulted in net cash proceeds to the Company of approximately $419 million.

Total capital expenditures for the year ended December 31, 2023, were $232.4 million, primarily related to expenditures related to the building of Spirit's new headquarters campus in Dania Beach, Florida, and purchases of spare parts, including four spare engines, partially offset by net inflows of aircraft pre-delivery deposits.

Full Year 2023 Highlights

Our People
▪Ratified amended collective bargaining agreements with its Pilots represented by the Air Line Pilots Association and with its Flight Attendants represented by the Association of Flight Attendants
▪Earned two acknowledgments from Newsweek in 2023, being recognized as one of America’s Greatest Workplaces for Diversity and for Parents and Families, underscoring a continued commitment to promoting diversity and equity for all Team Members
▪Navigated a tightening labor market, growing its workforce to 13,624 while maintaining its focus on building engagement

Recognitions and Accomplishments
▪Named Value Airline of the Year by Aviation Week Network's Air Transport World (ATW)
▪Recognized for safety with the FAA's "Aviation Maintenance Technician Diamond Award of Excellence" for the sixth consecutive year
▪Named a Four-Star Low-Cost Carrier by the Airline Passenger Experience Association (APEX) for consistently providing passengers with exceptional experiences
▪Awarded the San Diego International Airport Fly Quiet Award in the small domestic category
▪Recognized by Los Angeles World Airports as a bronze winner of the LAX Fly Quieter Award
▪Named Most Affordable Airline and No. 2 of 11 overall by WalletHub in its 2023 Best Airline Awards

Supporting our Communities
▪Recognized as the 2023 Travel Weekly Magellan Awards Gold Winner, the Spirit Charitable Foundation won in the Airline “Overall-Giving Back Initiative” category
▪Raised more than $1.5 million for nonprofit organizations at its sixth annual Spirit Open in conjunction with the Spirit Charitable Foundation; the Foundation makes charitable investments in nonprofit organizations across the U.S., Latin America and the Caribbean that advance its three pillars: Children & Families, Service Members and the Environment. Furthermore, the Foundation continues to honor its long-term commitments and supports immediate community needs, such as last year's hurricane relief efforts in Florida
▪Launched a round-up feature on spirit.com where Guests can choose to increase their total to the next whole dollar during booking, which will be donated to the Spirit Charitable Foundation to help make a difference in the lives of children and families, service members, and the environment
▪Donated $1.7 million in 2023 to over 84 nonprofits; the Spirit Charitable Foundation continued to be a force for good across the U.S., Latin America and the Caribbean

Network & Aircraft Developments
•Expanded its network by initiating service to three new destinations: Charleston, South Carolina; Norfolk, Virginia and San Jose, California, contributing to the inauguration of 54 new routes, bringing its total markets served to over 350 and average daily flights to nearly 830
•Inaugurated its first Airbus A321neo aircraft into its young, fuel-efficient fleet, ending 2023 with 8 A321neos in its fleet with plans to take delivery of 20 more in 2024

Merger Agreement with JetBlue
On October 19, 2022, Spirit stockholders voted to approve the Agreement and Plan of Merger (the "Merger Agreement"), among Spirit, JetBlue Airways Corporation ("JetBlue") and Sundown Acquisition Corp., a direct, wholly owned subsidiary of JetBlue, which was entered into on July 28, 2022. The completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals. Spirit and JetBlue expect to conclude the regulatory process and close the transaction no later than the first half of 2024. On March 7, 2023, the U.S. Justice Department filed suit to block the merger. The trial for the lawsuit began on October 31, 2023 in the U.S. District Court for the District of Massachusetts (the "Court") and concluded on December 5, 2023. On January 16, 2024, the Court granted a injunction against the Merger (the "Injunction"). On January 19, 2024, Spirit and JetBlue filed a notice of appeal and to reverse the Injunction and allow Spirit and JetBlue to complete the Merger. On February 2, 2024, the Court of Appeals granted our motion, stating it would hear arguments in June 2024.

Conference Call/Webcast Detail
Spirit will conduct a conference call to discuss these results today at 10:00 a.m. Eastern U.S. Time. A live audio webcast of the conference call will be available to the public on a listen-only basis at
https://ir.spirit.com. An archive of the webcast will be available under "Events & Presentations" for 60 days.

About Spirit Airlines
Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments, refreshments and Wi-Fi — something we call À La Smarte®. Our Fit Fleet® is one of the youngest and most fuel-efficient in the United States. We serve destinations throughout the U.S., Latin America and the Caribbean, making it possible for our Guests to venture further and discover more than ever before. We are committed to inspiring positive change in the communities where we live and work through the Spirit Charitable Foundation. Come save with us at spirit.com.

Forward Looking Guidance
The forward-looking guidance items provided in this release are based on the Company's current estimates and are not a guarantee of future performance. There could be significant risks and uncertainties that could cause actual results to differ materially, including the risk factors discussed in the Company's reports on file with the Securities and Exchange Commission. Spirit undertakes no duty to update any forward-looking statements or estimates.

Investors are encouraged to read this press release in conjunction with the company's Investor Update which provides additional information about the company's forward-looking estimates for certain financial metrics and is included along with this press release in the Current Report on Form 8-K furnished to the U.S. Securities and Exchange Commission. The Investor Update is also available at https://ir.spirit.com. Management will also discuss certain business outlook items during the quarterly earnings conference call.

Investors are also encouraged to read the Company's periodic and current reports filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional information regarding the Company.

End Notes
(1) See "Reconciliation of Adjusted Net Income (Loss), Adjusted Pre-Tax Income (Loss) and Adjusted Operating Income (Loss) to GAAP Net Income (Loss)" table below for more details.
(2) Results are based on preliminary data compared to major and regional U.S. airlines.
(3) See "Calculation of Total Non-Ticket Revenue per Passenger Flight Segment" table below for more details.
(4) See "Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses" table below for more details.

Cautionary Statement Regarding Forward Looking Statements
Forward-Looking Statements in this release and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Forward-looking statements include, without limitation, guidance for 2024 and statements regarding the Company's intentions and expectations regarding revenues, cash burn, capacity and passenger demand, additional financing, capital spending, operating costs and expenses, pre-tax income, pre-tax margin, taxes, hiring, aircraft deliveries, stakeholders, negotiations with Pratt & Whitney regarding neo engine availability issues and reimbursements, vendors and government support. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors include, among others, results of operations and financial condition, the competitive environment in our industry, our ability to keep costs low and the impact of worldwide economic conditions, including the impact of economic cycles or downturns on customer travel behavior, the consummation of the merger with JetBlue and other factors, as described in the Company’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Furthermore, such forward-looking statements speak only as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results. Additional information concerning certain factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

SPIRIT AIRLINES, INC.
Consolidated Statement of Operations
(unaudited, in thousands, except per-share amounts)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2023	2022	Change	2023	2022	Change
Operating revenues:
Passenger	$1,296,715	$1,369,671	(5.3)	$5,268,161	$4,989,365	5.6
Other	25,045	21,639	15.7	94,388	79,082	19.4
Total operating revenues	1,321,760	1,391,310	(5.0)	5,362,549	5,068,447	5.8

Operating expenses:
Aircraft fuel	487,181	494,255	(1.4)	1,821,165	1,929,969	(5.6)
Salaries, wages and benefits	415,736	324,744	28.0	1,616,803	1,251,225	29.2
Landing fees and other rents	96,905	77,137	25.6	408,262	347,268	17.6
Aircraft rent	106,478	72,420	47.0	381,239	282,428	35.0
Depreciation and amortization	79,537	82,246	(3.3)	320,872	313,090	2.5
Maintenance, materials and repairs	55,635	51,772	7.5	223,339	187,820	18.9
Distribution	45,850	46,097	(0.5)	190,891	177,557	7.5
Special charges	23,204	348,246	(93.3)	69,537	420,172	(83.5)
Loss on disposal of assets	28,314	15,062	88.0	33,966	46,624	(27.1)
Other operating (1)	197,733	185,060	6.8	792,232	711,211	11.4
Total operating expenses	1,536,573	1,697,039	(9.5)	5,858,306	5,667,364	3.4

Operating income (loss)	(214,813)	(305,729)	(29.7)	(495,757)	(598,917)	(17.2)

Other (income) expense:
Interest expense	47,258	48,193	(1.9)	169,191	139,905	20.9
Loss (gain) on extinguishment of debt	(15,411)	—	NM	(15,411)	—	NM
Capitalized interest	(8,685)	(5,915)	46.8	(33,360)	(22,818)	46.2
Interest income	(11,809)	(11,413)	3.5	(61,647)	(20,083)	207.0
Other (income) expense	2,108	3,703	(43.1)	4,065	4,818	(15.6)
Total other (income) expense	13,461	34,568	(61.1)	62,838	101,822	(38.3)

Income (loss) before income taxes	(228,274)	(340,297)	(32.9)	(558,595)	(700,739)	(20.3)
Provision (benefit) for income taxes	(44,622)	(69,633)	(35.9)	(111,131)	(146,589)	(24.2)

Net income (loss)	$(183,652)	$(270,664)	(32.1)	$(447,464)	$(554,150)	(19.3)
Basic earnings (loss) per share	$(1.68)	$(2.49)	(32.5)	$(4.10)	$(5.10)	(19.6)
Diluted earnings (loss) per share	$(1.68)	$(2.49)	(32.5)	$(4.10)	$(5.10)	(19.6)

Weighted-average shares, basic	109,173	108,867	0.3	109,152	108,751	0.4
Weighted-average shares, diluted	109,173	108,867	0.3	109,152	108,751	0.4
(1) Year ended 2023 includes an estimated litigation settlement of $6.0 million recorded in the second quarter 2023. See "Special Items" table below for more information.
NM: "Not Meaningful"

SPIRIT AIRLINES, INC.
Selected Operating Statistics
(unaudited)

	Three Months Ended December 31,			Change
Operating Statistics	2023	2022
Available seat miles (ASMs) (thousands)	14,778,370	12,871,503		14.8%
Revenue passenger miles (RPMs) (thousands)	11,830,716	10,428,363		13.4%
Load factor (%)	80.1	81.0	(0.9)	pts
Passenger flight segments (thousands)	11,509	10,259		12.2%
Departures	77,636	70,228		10.5%
Total operating revenue per ASM (TRASM) (cents)	8.94	10.81		(17.3)%
Average yield (cents)	11.17	13.34		(16.3)%
Fare revenue per passenger flight segment ($)	48.24	64.31		(25.0)%
Non-ticket revenue per passenger flight segment ($)	66.60	71.31		(6.6)%
Total revenue per passenger flight segment ($)	114.84	135.62		(15.3)%
CASM (cents)	10.40	13.18		(21.1)%
Adjusted CASM (cents) (1)	10.05	10.36		(3.0)%
Adjusted CASM ex-fuel (cents) (1)(2)	6.75	6.52		3.5%
Fuel gallons consumed (thousands)	153,123	139,263		10.0%
Average fuel cost per gallon ($)	3.18	3.55		(10.4)%
Aircraft at end of period	205	194		5.7%
Average daily aircraft utilization (hours)	11.2	10.8		3.7%
Average stage length (miles)	1,013	998		1.5%

	Year Ended December 31,			Change
Operating Statistics	2023	2022
Available seat miles (ASMs) (thousands)	55,665,561	48,567,978		14.6%
Revenue passenger miles (RPMs) (thousands)	45,243,787	39,775,253		13.7%
Load factor (%)	81.3	81.9	(0.6)	pts
Passenger flight segments (thousands)	44,105	38,463		14.7%
Departures	297,900	261,079		14.1%
Total operating revenue per ASM (TRASM) (cents)	9.63	10.44		(7.8)%
Average yield (cents)	11.85	12.74		(7.0)%
Fare revenue per passenger flight segment ($)	53.01	63.85		(17.0)%
Non-ticket revenue per passenger flight segment ($)	68.57	67.93		0.9%
Total revenue per passenger flight segment ($)	121.58	131.78		(7.7)%
CASM (cents)	10.52	11.67		(9.9)%
Adjusted CASM (cents) (1)	10.33	10.71		(3.5)%
Adjusted CASM ex-fuel (cents) (1)(2)	7.06	6.73		4.9%
Fuel gallons consumed (thousands)	591,796	527,290		12.2%
Average fuel cost per gallon ($)	3.08	3.66		(15.8)%
Average daily aircraft utilization (hours)	11.1	10.7		3.7%
Average stage length (miles)	1,007	1,013		(0.6)%

(1)Excludes operating special items.
(2)Excludes fuel expense and operating special items.

Spirit Airlines, Inc.
Selected Consolidated Balance Sheet Data
(unaudited, in thousands)

	December 31, 2023	December 31, 2022
Cash and cash equivalents	$865,211	$1,346,350
Short-term investment securities	112,501	107,115
Total assets	9,417,237	9,184,774
Total liabilities	8,282,895	7,613,123
Total shareholders’ equity	1,134,342	1,571,651

Current maturities of long-term debt, net, and finance leases	315,580	346,888
Current maturities of operating leases	224,865	188,296

Long-term debt and finance leases, less current maturities	3,055,221	3,200,376
Operating leases, less current maturities	3,298,871	2,455,619

Non-GAAP Financial Measures

The Company evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (“GAAP”) and non-GAAP financial measures, including Adjusted operating expenses, Adjusted operating income (loss), Adjusted operating margin, Adjusted pre-tax income (loss),
Adjusted pre-tax margin, Adjusted net income (loss), Adjusted provision (benefit) for income taxes, Adjusted diluted earnings (loss) per share, Adjusted CASM and Adjusted CASM ex-fuel. These non-GAAP financial measures are provided as supplemental information to the financial information presented in this press release that is calculated and presented in accordance with GAAP and these non-GAAP financial measures are presented because management believes that they supplement or enhance management’s, analysts’ and investors’ overall understanding of the Company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in the method of calculation and in the items being adjusted. We encourage investors to review our financial statements and other filings with the Securities and Exchange Commission in their entirety and not to rely on any single financial measure.

The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release (other than forward-looking non-GAAP financial measures) to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Per unit amounts presented are calculated from the underlying amounts.

The Company believes that adjusting for a litigation loss contingency (recorded within other operating expenses within the Company's Consolidated Statement of Operations), loss on disposal of assets, special charges, and loss (gain) on extinguishment of debt is useful to investors because these items are not indicative of the Company’s ongoing performance and the adjustments are similar to those made by our peers and allow for enhanced comparability to other airlines.

Operating expenses per available seat mile (“CASM”) is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. We exclude aircraft fuel and related taxes and special items from operating expenses to determine Adjusted CASM ex-fuel. We also believe that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence and increases comparability with other airlines that also provide a similar metric.

Calculation of Total Non-Ticket Revenue per Passenger Flight Segment
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per-segment data)	2023	2022	2023	2022
Operating revenues
Fare	$555,210	$659,773	$2,338,191	$2,455,817
Non-fare	741,505	709,898	2,929,970	2,533,548
Total passenger revenues	1,296,715	1,369,671	5,268,161	4,989,365
Other revenues	25,045	21,639	94,388	79,082
Total operating revenues	$1,321,760	$1,391,310	$5,362,549	$5,068,447

Non-ticket revenues (1)	$766,550	$731,537	$3,024,358	$2,612,630

Passenger segments	11,509	10,259	44,105	38,463

Non-ticket revenue per passenger flight segment ($)	$66.60	$71.31	$68.57	$67.93

(1)Non-ticket revenues equal the sum of non-fare passenger revenues and other revenues.

Special Items
(unaudited) (1)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2023	2022	2023	2022
Operating special items include the following:
Litigation loss contingency (2)	$—	$—	$6,000	$—
Loss on disposal of assets (3)	28,314	15,062	33,966	46,624
Operating special charges (4)	23,204	348,246	69,537	420,172
Total operating special items	$51,518	$363,308	$109,503	$466,796

Non-operating special items include the following:
Loss (gain) on extinguishment of debt (5)	(15,411)	—	(15,411)	—
Total non-operating special items	$(15,411)	$—	$(15,411)	$—

Total special items (1)	$36,107	$363,308	$94,092	$466,796

(1)Refer to the section "Non-GAAP Financial Measures" for additional information.
(2)2023 includes a $6.0 million litigation loss contingency (recorded within other operating expenses within the Company's Consolidated Statement of Operations).
(3)2023 includes losses on 6 aircraft sale-leaseback transactions recorded as operating leases, net losses related to the sale of 12 A319 airframes and 20 A319 engines as well as losses related to the write-off of obsolete assets and other adjustments, partially offset by gains on aircraft sale-leaseback transaction related to 10 new aircraft deliveries. 2022 includes amounts related to the loss on sixteen aircraft sale leaseback transactions and the impairment of 1 spare engine.
2022 includes amounts related to the loss on sixteen aircraft sale leaseback transactions and the impairment of one spare engine.
(4)2023 includes legal, advisory, retention award program and other fees related to the Merger Agreement. 2022 includes legal, advisory, and other fees related to the former Agreement and Plan of Merger with Frontier Group Holdings, Inc. and Top Gun Acquisition Corp. (the “Frontier Merger Agreement”), the unsolicited proposal by JetBlue to acquire all of the Company's outstanding shares in an all-cash transaction, and the Agreement and Plan of Merger with JetBlue and Sundown Acquisition Corp. (the "JetBlue Merger Agreement"). In addition, 2022 includes costs associated with retention programs under the former Frontier Merger Agreement and the JetBlue Merger Agreement and impairment charges related to the purchase agreement to sell 29 of our A319 aircraft.
(5)Loss (gain) on extinguishment of debt in 2023 is primarily related to a gain recognized due to the early extinguishment of certain of our outstanding fixed-rate term loans, partially offset by the write-offs of related deferred financing costs.

Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except CASM data in cents)	2023	2022	2023	2022
Total operating expenses, as reported	$1,536,573	$1,697,039	$5,858,306	$5,667,364
Less: Operating special items expense (credit)	51,518	363,308	109,503	466,796
Adj. Operating expenses, non-GAAP (1)	1,485,055	1,333,731	5,748,803	5,200,568
Less: Aircraft fuel expense	487,181	494,255	1,821,165	1,929,969
Adj. Operating expenses excluding fuel, non-GAAP (2)	$997,874	$839,476	$3,927,638	$3,270,599

Available seat miles	14,778,370	12,871,503	55,665,561	48,567,978

CASM (cents)	10.40	13.18	10.52	11.67
Adj. CASM (cents) (1)	10.05	10.36	10.33	10.71
Adj. CASM ex-fuel (cents) (2)	6.75	6.52	7.06	6.73
(1)Excludes operating special items. Refer to the section "Non-GAAP Financial Measures" for additional information.
(2)Excludes operating special items and aircraft fuel expense. Refer to the section "Non-GAAP Financial Measures" for additional information.

Reconciliation of Adjusted Provision (Benefit) for Income Taxes to GAAP Provision (Benefit) for Net Income (Loss) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2023	2022	2023	2022
Provision (benefit) for income taxes, as reported	$(44,622)	$(69,633)	$(111,131)	$(146,589)
Less: Net Income (loss) tax impact of special items	(1,192)	(80,012)	(6,153)	(102,023)
Adj. Provision (benefit) for income taxes, net, non-GAAP (1)	$(43,430)	$10,379	$(104,978)	$(44,566)

(1)For 2023, the Company determined the Adjusted Provision (benefit) for Income Taxes using its statutory tax rate. For 2022, the Company used its estimated annual effective tax rate, adjusted for special items.

Reconciliation of Adjusted Net Income (Loss), Adjusted Pre-Tax Income (Loss) and Adjusted Operating Income
(Loss) to GAAP Net Income (Loss) (unaudited) (1)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per-share data)	2023	2022	2023	2022
Net income (loss), as reported	$(183,652)	$(270,664)	$(447,464)	$(554,150)
Add: Provision (benefit) for income taxes	(44,622)	(69,633)	(111,131)	(146,589)
Income (loss) before income taxes, as reported	(228,274)	(340,297)	(558,595)	(700,739)
Pre-tax margin	(17.3)%	(24.5)%	(10.4)%	(13.8)%
Add: Special items expense (credit) (2)	36,107	363,308	94,092	466,796
Adj. Income (loss) before income taxes, non-GAAP (3)	(192,167)	23,011	(464,503)	(233,943)
Adj. Pre-tax margin, non-GAAP (3)	(14.5)%	1.7%	(8.7)%	(4.6)%
Add: Adj. total other (income) expense (4)	28,872	34,568	78,249	101,822
Adj. Operating income (loss), non-GAAP (3)	(163,295)	57,579	(386,254)	(132,121)
Adj. Operating margin, non-GAAP (3)	(12.4)%	4.1%	(7.2)%	(2.6)%

Adj. Provision (benefit) for income taxes (5)	(43,430)	10,379	(104,978)	(44,566)
Adj. Net income (loss), non-GAAP (3)	$(148,737)	$12,632	$(359,525)	$(189,377)

Weighted-average shares, diluted	109,173	109,327	109,152	108,751

Adj. Net income (loss) per share, diluted (3)	$(1.36)	$0.12	$(3.29)	$(1.74)

Total operating revenues	$1,321,760	$1,391,310	$5,362,549	$5,068,447

(1)Refer to the section "Non-GAAP Financial Measures" for additional information.
(2)See "Special Items" table above for more details.
(3)Excludes operating special items. Refer to the section "Non-GAAP Financial Measures" for additional information.
(4)2023 amount excludes $15.4 million of gain on extinguishment of debt.
(5)See "Reconciliation of Adjusted Provision (benefit) for Income Taxes to GAAP Provision (benefit) for Net Income (loss)" table above for more details.

Reconciliation of Adjusted Net Income (Loss) per Share to GAAP Net Income (Loss) per Share (unaudited) (1)

	Three Months Ended		Year Ended
	December 31,		December 31,
(per share)	2023	2022	2023	2022
Net income (loss) per share, diluted, as reported	$(1.68)	$(2.49)	$(4.10)	$(5.10)
Add: Impact of special items	0.33	3.34	0.86	4.29
Add: Tax impact of special items (2)	(0.01)	(0.73)	(0.06)	(0.94)
Adj. Net income (loss) per share, diluted, non-GAAP (1) (3)	$(1.36)	$0.12	$(3.29)	$(1.74)

(1)Refer to the section "Non-GAAP Financial Measures" for additional information.
(2) Reflects the difference between the Company's GAAP Provision (benefit) for Income Taxes and Adjusted Provision (benefit) for Income Taxes as presented in the Reconciliation of Adjusted Net Income (loss) to GAAP Net Income (loss), on a per share basis.
(3) Within the table presented, certain columns may not add due to the use of rounded numbers.